Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR
We consent to the incorporation by reference in Registration Statement No. 333-170062 on Form S-8 of our report dated April 22, 2019 and October 1, 2019, relating to the financial statements of Creative Genius, Inc. (dba Pura Vida Bracelets) as of and for the year ended December 31, 2018, which appears in the Form 8-K/A of Vera Bradley, Inc. dated October 1, 2019.

/s/ Squar Milner LLP

San Diego, California
October 1, 2019